Media Contact:	Investor Contact:
Jodi Guilbault MIPS Technologies, Inc. +1 650-567-5035 jodi@mips.com	Deborah Stapleton Stapleton Communications Inc. +1 650 470-0200 ir@mips.com

MIPS Technologies Receives Additional Notice from NASDAQ

MOUNTAIN VIEW, Calif., Feb. 16, 2007 — MIPS Technologies, Inc. (NASDAQ: MIPS), today announced that the company is in receipt of a Nasdaq Additional Staff Determination letter dated February 15, 2007, advising the company that it is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14).

The notice was issued in accordance with standard Nasdaq procedures due to the delayed filing of the company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006. This follows similar letters received on November 14, 2006 and September 19, 2006 that the company was not in compliance with the filing requirements for continued listing due to the delayed filing of the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 and the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The company plans to present its views with respect to this additional deficiency to the Nasdaq Listing Qualification Panel (the “Panel”) in writing no later than February 22, 2007.

On February 5, 2007, the company reported that the Panel had granted the company’s request for continued listing on The Nasdaq Stock Market subject to the condition that the company file its Form 10-K for the fiscal year-ended June 30, 2006 and all required restatements by March 19, 2007 and Form 10-Q for the quarter-ended September 30, 2006, and any required restatements by March 26, 2007.

About MIPS Technologies
MIPS Technologies, Inc. (NASDAQ: MIPS) is a leading provider of industry-standard processor architectures and cores for digital consumer, networking, personal entertainment, communications and business applications. The company drives the broadest architectural alliance that delivers 32- and 64-bit embedded RISC solutions to the embedded market, and in combination with its licensees, offers the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products worldwide. MIPS Technologies licenses its intellectual property (IP) to today’s leading semiconductor companies, ASIC developers and system OEMs.

Today, MIPS-Based designs are integrated in millions of products around the world, including broadband devices from Linksys, digital cameras from Canon, DTVs and entertainment systems from Sony, DVD Recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco and laser printers from Hewlett Packard. Founded in 1998, MIPS Technologies is based in Mountain View, California, with offices worldwide. For more information, please contact (650) 567-5000 or visit http://www.mips.com.

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